Exhibit 99.1

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 www.polymergroupinc.com 843-329-5151

Polymer Group, Inc. Reports Fourth Quarter and Fiscal Year 2005
Results;

Full Year Results Demonstrate Continued Growth and Improvement
Despite Challenging Raw Material Environment

For Immediate Release

Wednesday, March 15, 2006

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) (“PGI”) reported unaudited results of operations for the fourth quarter and fiscal year ended December 31, 2005.

Highlights included:

•                  Net sales for fiscal year 2005 increased 12.3% to a record high $948.8 million, driven by higher volumes and improved price/mix of sales, partially to offset the effects of increased raw material costs.  Sales for the fourth quarter increased 7.6% over the prior year comparable period to $240.4 million.

•                  Gross profit for fiscal year 2005 increased 5.2% compared to the prior year.  Fourth quarter 2005 gross profit was down compared to the fourth quarter of 2004, due primarily to the severe and rapid increases in raw material prices experienced as a result of hurricanes along the U.S. Gulf Coast.

•                  The company reported net income for fiscal year 2005 of $7.0 million, up 47.9% over the prior year.

“PGI grew stronger in 2005.  We achieved record sales and improved certain profitability metrics for the year, despite significant challenges in the raw material markets.  More importantly, we continued to execute our strategy and position the company for growth in 2006 and beyond,” said PGI’s chief executive officer, James L. Schaeffer.  “During the year, we completed the installation of our spunmelt line in Cali, Colombia and chemical bond line in Nanhai, China and began construction of two large capital expansions in the U.S. and China that will be complete in 2006.  Our plans are to continue to grow with our customers in 2006 to ensure we have the right products in the right places around the world,” Schaeffer said.

Full Year Overview

2005 net sales were $948.8 million, up $104.1 million over the prior year.  The primary drivers of the increase in net sales were higher volumes into both the consumer and industrial markets as well as improved price/mix of sales, partially to offset raw material price increases throughout the year.  Gross profit for the year of $161.5 million increased 5.2% over the prior year gross profit of $153.5 million in 2004, due primarily to volume increases and product mix improvements.  These were offset by higher raw material costs and accelerated depreciation of certain facilities during the year.  The effect of the accelerated depreciation methods in 2005 was an increase in cost of goods sold of $3.4 million during the year.

Full year 2005 operating income was $56.3 million compared to $61.3 million in 2004.  Included in operating income for 2004 were $13.1 million in income from an arbitration settlement and $4.1 million of plant realignment costs and asset impairment charges.

Net income for the 2005 fiscal year was $7.0 million compared to $4.7 million for fiscal year 2004. The company reported a net loss applicable to common shareholders for the year of $21.0 million after giving effect for the non-cash accrual and payment-in-kind of $28.0 million of dividends on PIK preferred shares.  In 2004, the loss applicable to common shareholders was $0.8 million after the accrual of $5.6 million of accrued paid-in-kind dividends on PIK preferred shares.  During September 2005, all of the previously outstanding PIK preferred shares were redeemed or converted into Class A common stock of the company.

“2005 was another significant year for PGI as it relates to our performance and improvements in our balance sheet,” said Willis (Billy) C. Moore, III, chief financial officer of PGI.  “The company simplified its balance sheet with the conversion of the PIK preferred shares to common stock, significantly improving common shareholders equity.  Additionally, PGI refinanced its senior bank facility into a consolidated senior secured term loan from the previous dual-tranche structure of first-lien and second-lien secured debt.  The result of this change significantly improved our effective interest rate and resulted in an upgrade in the company’s credit ratings from both rating agencies, Standard & Poor’s and Moody’s.  We also continued to effectively manage working capital during the year with operating working capital (defined as accounts receivables plus inventories less accounts payables) at the end of the year equivalent to 16.6% of annual sales compared to 18.5% at the end of 2004,” Moore said.

Fourth Quarter Overview

Net sales for the fourth quarter of 2005 were $240.4 million, up $16.9 million from $223.5 million in the fourth quarter of 2004, driven primarily by price increases implemented to offset the effects of higher raw material costs.

During the fourth quarter, the industry experienced significant increases in raw material prices as a result of the hurricanes in the Gulf of Mexico.  PGI announced price increases to begin in October 2005 to mitigate the effect of the cost increases.  However, portions of the company’s business operate under price escalator clauses with timing lags as to when the price adjustments take place.  Additionally, increased depreciation amounted to $0.8 million during the quarter.  The impact of the higher raw material costs, along with the timing lag to mitigate the higher costs and increased depreciation amounts resulted in a decline in gross profit for the fourth quarter of 2005 to $36.7 million compared to $43.2 million for the fourth quarter of 2004.  Operating income was $11.0 million in the fourth quarter of 2005, compared to $16.1 million for the same period the prior year.

The company recognized a net loss and net loss applicable to common shareholders for the fourth quarter of 2005 of $2.4 million.  During the quarter, the company wrote-off loan acquisition costs of $4.0 million associated with the refinancing of its senior secured credit facility.  Net income for the fourth quarter of 2004 was $8.4 million and income applicable to common shareholders was $6.0 million.

“The fourth quarter was extremely challenging for the company as a result of Hurricanes Katrina and Rita.  Although the storms in the U.S. resulted in a more severe impact in North America, the petroleum-based supply chain was impacted around the world.  Through our global purchasing efforts, we worked with suppliers in every region to optimize our sourcing for the best benefit of our customers.  Even with the increases in raw material costs, PGI was able to weather the storms and report improvements for the full year to maintain our positive momentum,” said Schaeffer.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 22 manufacturing and converting facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Fiscal Year Ended December 31, 2005 and
Fiscal Year Ended January 1, 2005
(In Thousands, Except Per Share Data)

	Fiscal Year	Fiscal Year
	Ended	Ended
	December 31,	January 1,
	2005	2005

Net sales	$948,848	$844,734

Cost of goods sold	787,369	691,272
Gross profit	161,479	153,462

Selling, general and administrative expenses	104,545	99,163

Plant realignment costs	9	1,867
Asset Impairment charges	—	2,253
Foreign currency loss, net	671	2,027
Arbitration settlement, net	—	(13,112)
Operating income	56,254	61,264

Other expense (income):
Interest expense, net	32,617	40,252
Minority interests	3,784	2,597
Write-off of loan acquisition costs	4,008	5,022
Other (gain) loss, net	(948)	667
Income before income tax expense	16,793	12,726

Income tax expense	9,796	7,994
Net income	6,997	4,732

Accrued and paid-in-kind dividends on PIK preferred shares	27,998	5,566
Loss applicable to common shareholders	$(21,001)	$(834)

Average common shares outstanding	13,098	9,840

Loss per common share:
Basic	$(1.60)	$(0.09)
Diluted	$(1.60)	$(0.09)

Selected Financial Data

Depreciation and amortization expense included in operating income	$55,573	$51,260

Noncash compensation costs included in operating income	$2,243	$1,176

Amortization of loan acquisition costs	$1,977	$1,970

Capital expenditures	$78,902	$24,791

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Three Months Ended December 31, 2005 and
Three Months Ended January 1, 2005
(In Thousands, Except Per Share Data)

	Three Months	Three Months
	Ended	Ended
	December 31,	January 1,
	2005	2005

Net sales	$240,414	$223,535

Cost of goods sold	203,700	180,362
Gross profit	36,714	43,173

Selling, general and administrative expenses	25,785	25,530

Plant realignment costs	—	404
Asset Impairment charges	—	543
Foreign currency (gain) loss, net	(75)	610
Arbitration settlement, net	—
Operating income	11,004	16,086

Other expense (income):
Interest expense, net	8,422	7,935
Minority interests	771	1,075
Write-off of loan acquisition costs	4,008
Other gain, net	(263)	(1,115)
Income (loss) before income tax expense	(1,934)	8,191

Income tax expense (benefit)	499	(184)
Net income (loss)	(2,433)	8,375

Accrued and paid-in-kind dividends on PIK preferred shares		2,342
Income (loss) applicable to common shareholders	$(2,433)	$6,033

Average common shares outstanding	19,053	10,378

Income (loss) per common share:
Basic	$(0.13)	$0.58
Diluted	$(0.13)	$0.46

Selected Financial Data

Depreciation and amortization expense included in operating income	$14,395	$13,169

Noncash compensation costs included in operating income	$263	$746

Amortization of loan acquisition costs	$458	$514

Capital expenditures	$22,041	$11,585

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)
(In Thousands)

	December 31,	January 1,
	2005	2005

ASSETS

Current assets:
Cash and cash equivalents	$30,963	$41,296
Accounts receivable, net	120,668	113,491
Inventories	119,663	106,349
Other	27,458	37,366
Total current assets	298,752	298,502

Property, plant and equipment, net	421,997	402,603
Intangibles and loan acquisition costs, net	37,329	48,819
Other assets	6,923	4,634
Total assets	$765,001	$754,558

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$82,371	$63,773
Accrued expenses and other	33,691	36,997
Current portion of long-term debt and short-term borrowings	9,243	10,394
Total current liabilities	125,305	111,164

Long-term debt	405,955	403,560
Other noncurrent liabilities	85,648	92,787
Total liabilities	616,908	607,511
Minority interests	16,611	14,912

16% Series A convertible pay-in-kind preferred shares	—	58,286

Shareholders’ equity	131,482	73,849
Total liabilities and shareholders’ equity	$765,001	$754,558